UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

Duratek, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

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☐ Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

THIS FILING CONSISTS OF A QUESTION AND ANSWER SCRIPT DISTRIBUTED TO THE REGISTRANT’S EMPLOYEES REGARDING THE REGISTRANT’S INCENTIVE PLANS.

FAQs Regarding Duratek Stock Plans / February 2006

Duratek Employee Stock Purchase Plan (ESPP)

•      Are there any changes to the ESPP at this time?

Yes.  Due to the signing of the merger agreement on February 6, 2006, the ESPP will be suspended effective after the current offering period, which is the month of February.

•      If I am currently participating in the ESPP, what does this mean?

Your last contribution to the ESPP will be deducted from your February 17th paycheck.  Contributions for the month of February will be sent to Wachovia the following week.  Contributions will stop after this date.

•      Can stock purchased under the ESPP be redeemed at this time and who do I contact to do this?

Yes, however, the same rules still apply that you must own your stock for one year before selling.

In order to sell any shares purchased through the ESPP, you would call Wachovia’s customer service (888 396-0853).

•      What happens upon the close of a transaction?

Upon close of a transaction, all shares will be paid at the purchase price by Wachovia.  Any monies left with Wachovia that could not be used to purchase shares will also be sent to you from Wachovia.

•      Who can I contact if I have more questions regarding the ESPP?

Kerrie Clark via email: klclark@duratekinc.com or (410 312-5179) in the Columbia, MD office.  Any forms that need to be completed can be found on the Duratek intraweb or from Human Resources.  All completed forms can be faxed to Kerrie (410) 290-7987.

Duratek Stock Options

•      Will options vest upon the close of a transaction?

Yes, all options will vest at this point.

•      How do I redeem my options?

The Company will initiate payout.

•      Can any of my stock be traded before the close of a transaction?

Employees may trade in Duratek stock as of Monday, February 13th (which reflects three business days after the Company’s earnings release).  Should any other periods of restriction occur, employees will be notified.

•      Who can I contact if I have more questions regarding the Duratek Stock Options?

Betty Williams via email: bjwilliams@duratekinc.com

Duratek Employee Stock Award Plan

•      If I have an anniversary coming up in which I would receive Duratek stock as an award, will that stock still be issued?

Not at this time.  Effective with the signing of the merger agreement on February 6, 2006, the issuance of stock has been temporarily suspended in the Plan.  In lieu of the stock, an equivalent cash award will be given in the month of your anniversary.

•      Is this amount taxed?

Yes, this amount is taxed and paid through payroll.  See below for details on handling of taxes.

•      At what anniversary dates would I be eligible for an award in this Plan, what is the award, and who pays the taxes?

1-year	$ 500/stock ($500 cash equivalent) – employee pays taxes
25-year	$ 500/stock ($500 cash equivalent) – company pays taxes
30-year	$ 750/stock ($750 cash equivalent) – company pays taxes
35-year	$1000/stock ($1000 cash equivalent) – company pays taxes

•      Who can I contact if I have more questions regarding the Duratek Employee Stock Award Plan?

Sherri Abrecht via email: sabrecht@duratekinc.com or (410 312-5150) in the Columbia, MD office.

Miscellaneous

•      If I am in the Key Leader Incentive Program (KLIP), do I need to continue to purchase a certain amount of Duratek stock (according to the program) at this time?

At this time there will be no requirements for purchasing company stock for participation in the KLIP program.

•      Can stock in any way be transferred to my Duratek 401(k) Plan?

No.  Stock Plans and the 401(k) Plan are treated completely separate of each other.  You can choose to make changes to your current percentage you are contributing to the 401(k) Plan effective the beginning of any quarter.

•      What if I can’t find my stock certificate?

Contact Betty Williams via email: bjwilliams@duratekinc.com

•      What is going to happen with the Duratek 401(k) Plan?

At this time there is no change in the operations of the 401(k) Plan.  Eligible employees can still enroll or make changes to their contribution percentages quarterly, withdrawals (including loans) are processed monthly, and everything is still available on line at www.401k.com.

It has not been determined if there would be any changes in the 401(k) Plan upon close of a transaction.  Any information regarding the Plan will be communicated to participants as soon as possible (including how contributions, loans, or any changes would effect the plan).

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Important Additional Information and Where to Find It

Duratek will file with the Securities and Exchange Commission a proxy statement and other documents regarding the proposed business combination referred to in the foregoing information.  Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information.  A definitive proxy statement will be sent to Duratek’s stockholders seeking their approval of the transaction.  Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Duratek with the Commission at the Commission’s website at www.sec.gov, or by directing a request to: Diane Brown, Corporate Secretary, Duratek Inc., 10100 Old Columbia Road, Columbia, Maryland 21046.

Duratek and its directors and executive officers may be considered participants in the solicitation of proxies from Duratek’s stockholders in connection with the proposed transaction.  Information about the directors and executive officers of Duratek and their ownership of Duratek stock is set forth in the proxy statement for Duratek’s 2005 annual meeting of stockholders.  Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.